FOR IMMEDIATE RELEASE

CLB Q4 2013: NEW TECHNOLOGY DRIVES MOST PROFITABLE QUARTER;
ALL-TIME QUARTERLY HIGHS FOR EPS, NET INCOME, AND REVENUE;
2013 FCF UP 28% TO RECORD $263,000,000;
COMPANY INCREASES DIVIDEND BY 56%

AMSTERDAM (29 January 2014) - In the fourth quarter of 2013, Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") was added to the Philadelphia Oil Service Sector Index, better known as the OSX, and posted the most profitable quarter in Company history. The record results were driven primarily by the introduction of new technology and related services, especially by the Company’s Production Enhancement operations. This marked the fifth consecutive quarter in which Core has posted all-time quarterly records for earnings per diluted share ("EPS"), net income, and revenue. The Company's fourth quarter 2013 EPS increased 22% year-over-year to $1.43, the largest percentage increase in six quarters, excluding items referenced in the non-GAAP reconciliations. Fourth quarter 2013 net income increased 18% from the year-earlier period to $64,936,000, ex-items, while operating income, ex-items, increased 17% to $88,480,000. Revenue for the fourth quarter of 2013 increased 9% to $276,279,000 from the fourth quarter of 2012. Year-over-year quarterly operating margins increased more than 220 basis points to a fourth quarter record 32%, while quarterly year-over-year incremental margins reached 58%, ex-items.

Fourth quarter 2013 free cash flow ("FCF"), defined as cash from operations less capital expenditures, reached $79,061,000. During the quarter, Core converted almost 29 cents of every revenue dollar into FCF, one of the highest rates among all major oilfield service companies. Core returned over $85,462,000 to its shareholders during the quarter via dividends of approximately $14,517,000 and share repurchases totaling approximately $70,945,000. The Company repurchased 376,912 shares in the quarter, lowering Core's outstanding diluted share count to 45,351,000, a new 16-year low. The Company's Shareholder Capital Return Program has returned over $1.66 billion to its shareholders via diluted share count reductions and special and quarterly dividends over the past 11-year period.

The Company's improved year-over-year and sequential quarterly results reflect Core's long-held growth strategy of adding new high-margin technologies and services. Rather than relying on increasingly volatile and downward trending exploration efforts, the Company’s multi-decade-long focus on existing fields and fields under development has led to five consecutive all-time record quarters and 16 consecutive quarters of year-over-year revenue and EPS increases, during which time operating margins improved over 400 basis points. Going into 2014, Core’s focus will remain on deepwater developments, especially in the “Golden Triangle” areas of the Gulf of Mexico, West Africa, and Brazil; unconventional tight-oil plays primarily in North America, with emerging plays in Russia, North Africa, and Australia; and enhanced oil recovery projects in the North Sea, Middle East, and Asia Pacific. In South America, Core exited Venezuela in 2013 and plans to minimize all in-country operations in Argentina in 2014 because of governmental controls that preclude companies such as Core from earning accretive returns.

Comparing full-year 2013 results with those of 2012, ex-items, Core's EPS increased 18% to $5.32, while net income was up 14% to $244,857,000. Revenue increased 9% to $1,073,508,000, and operating margins reached 31%, up 120 basis points, establishing annual historic highs for both revenue and operating margins. Incremental operating margins for 2013 were 44%, which is at the high end of earlier full-year 2013 guidance.

FCF established another annual record at $262,721,000, increasing 28% over full-year 2012 totals. In 2013, as has been true for eight of the last twelve years, Core’s FCF exceeded net income.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign currency translations and non-operational items from the third and fourth quarters of 2013.

Reservoir Description

Reservoir Description operations, which focus primarily on worldwide crude-oil developments, reported an all-time quarterly high revenue of $136,251,000 for the fourth quarter of 2013, up 6% from year-ago levels even though the international rig count was up just 4% from the year-earlier fourth quarter period. Operating income was $38,245,000, yielding operating margins of 28%, up 60 basis points over third quarter 2013 levels.

Reservoir Description’s record revenue quarter was due to an increasing number of reservoir-fluids-related projects around the globe. Clients are now more focused on the phase behavior and pressure-volume-temperature ("PVT") relationships of the three reservoir fluids -- natural gases, crude oil, and water. Understanding these relationships is mission-critical for maximizing daily production totals, and more importantly, for maximizing ultimate hydrocarbon recovery rates.

For operations in the deepwater and ultra-deepwater Gulf of Mexico ("GOM"), Core has developed proprietary cutting-edge processes and equipment that allows some reservoir fluid parameters to be accurately measured at pressures to 30,000 pounds per square inch ("PSI") and temperatures to 390º Fahrenheit. Core continues to innovate, and additional ultra-high pressure and temperature capabilities will be introduced throughout 2014.

These abovementioned capabilities are necessary for projects in the Lower Tertiary trend in the ultra-deepwater GOM, where water depths can reach 10,000 feet and reservoirs can be at depths to 35,000 feet. Several Lower Tertiary discoveries have been reported by operators to be significantly under-saturated in natural gases, thereby posing immense technical challenges to the industry. Core is providing data sets from 10 ultra-deepwater projects to super major and major independent oil companies -- data sets that hold the key to increased crude-oil recoveries that could be worth billions of dollars to these operating companies.

Core is currently engaged in a large PVT study tied directly to a miscible-gas enhanced oil recovery project in the pre-salt sequences in the Santos Basin offshore deepwater Brazil. Operators have reported that many offshore deepwater Brazilian pre-salt reservoirs contain crude oil that is under-saturated with natural gas, leading to lower than optimal hydrocarbon recovery rates. In this project, Core is determining what specific miscible-gas combination could increase total hydrocarbon recovery rates. The potential incremental production could yield over one billion dollars more in FCF for the operator, which is a major independent oil company.

In the deepwater west of the Shetland Islands, Core is conducting a two-year reservoir fluids characterization study to provide greater certainty of overall reservoir hydrocarbon volumes and the specific distribution of different fluid characteristics across the entire field. These comprehensive data sets will be used to design field-wide production systems.

In Russia, Core has developed a thermal imaging ("T•VISIONTM") technology that expedites the efficiency of loading crude oil into tank cars for transport. First, the crude is fractionated and distilled to determine its quality and value. T•VISION thermal imaging is then used to accurately measure the quantity of crude loaded into each car. T•VISION technology can also be used for Bakken, Eagle Ford, and Permian Basin tank car shipments since rail transport is now used to move approximately one million barrels of oil per day through North America.

The Company has developed a computer-based dashboard ("liveQTM") display using HTML5 technology that, when coupled with T•VISION technology, can be accessed by customers via laptop or mobile devices. The liveQ service allows storage terminal operators to receive real-time crude-oil-characterization data sets for valuation of product and blending mixtures. The real-time data updates enable more efficient and profitable management of crude oil and products, while optimizing delivery operations to pipelines, tankers, and rail cars.

In the Middle East, Core is working in a giant oilfield that produces a lean gas condensate containing high levels of hydrogen sulfide, a corrosive and dangerous gas. This independent oil company came to Core for its expertise in overcoming the difficulties of working with lean condensates that contain high levels of sour gas. Samples are being collected extensively throughout the field so that each sample can be characterized to determine its individual level of hydrogen sulfide. The data will be used to model the reservoir and design appropriate surface facilities to handle the high levels of dangerous gas.

In Asia-Pacific, Core has worked numerous reservoir-fluids-related projects from the Browse, Carnarvon, and Bonaparte basins located offshore northwest Australia. Several of these projects involved characterization of lean gas condensate hydrocarbon streams that will be converted to liquefied natural gas ("LNG") for export. The data sets will be used to optimize LNG facilities that have an investment base of over $50 billion.

Core has been approached by numerous clients in Kurdistan, including a major oil company, a major independent, and multiple independent companies, to establish a full-scale core analysis and reservoir fluids laboratory in the region. The anticipated client work programs have been reviewed, and the new facility, to be located in Erbil, meets Core’s ROIC threshold. Therefore, investment is expected to be initiated in 2014. The facility will have capabilities to analyze conventional reservoirs, as well as unconventional tight-oil reservoirs, via routine and advanced rock properties testing. The reservoir fluids lab will have full capabilities to characterize fluid phase behaviors and pressure-volume-temperature relationships. Many of the region’s recent oil discoveries are reported to be under-saturated in natural gas, so Core’s clients will apply combinations of rock and fluids data sets, measured at in-situ reservoir temperatures and pressures, to increase hydrocarbon recovery rates and optimize ultimate recovery.

Production Enhancement

Production Enhancement operations, largely focused on North American deepwater and unconventional tight-oil developments, but expanding internationally, posted its most profitable quarter ever despite an essentially flat North America rig count. The record results were underpinned by the continued successful introduction of Core’s new FLOWPROFILERTM service and its new systems for optimizing completions and stimulations of horizontal wells.

Production Enhancement fourth quarter 2013 revenue increased 8% year-over-year to $115,274,000, while operating income surged 25% to $41,514,000. Year-over-year operating margins increased 490 basis points to a quarterly record of 36%.

The Company has enjoyed rapidly increased demand for its FLOWPROFILER service, a proprietary oil-based tracer technology, which is a further development of Core's patented SPECTRACHEM® technology and has been in use for more than four years, that quantifies the hydrocarbon production from discrete segments in multi-stage horizontal well completions and stimulations in unconventional tight-oil plays. FLOWPROFILER technology and the analytical methodology for identifying the oil-soluble tracers are the protected intellectual property of Core.

FLOWPROFILER technology employs a unique oil-soluble tracer, or combination of unique oil-soluble tracers, introduced into isolated stages via the stimulating proppant stream. The tracers are absorbed by the crude oil associated with each stage. When the well is flowed, crude oil samples are collected and analyzed by gas chromatography-mass spectrometry to identify and quantify flow from each stage. Stages not flowing optimally can be identified, precipitating remedial efforts and providing valuable insights for future wells.

Because this powerful technology can help maximize initial flow and estimated ultimate recovery ("EUR") rates for virtually all unconventional tight-oil plays, Core has been recommending closer well spacings, longer laterals with more and shorter stages, and pumping proppant to “screen-out” for all stages. While these applications can increase well costs by as much as 20%, the additional expenses are clearly offset by the potential for a 40% to 60% increase in the EUR of hydrocarbons in certain tight-oil plays.

Core’s Production Enhancement operations continue to introduce breakthrough perforating technology. The Company believes that its revolutionary completion technologies should change the methodology of perforating and stimulating horizontal wells in unconventional tight-oil reservoirs and conventional reservoirs worldwide. Just as horizontal wells are currently used to increase production, reserves, and ultimate hydrocarbon recovery rates in the shallow waters in the GOM, Core's horizontal well technologies can be successfully used in severely damaged reservoirs in southern Iraq, under-saturated reservoirs in northern Iraq, and conventional reservoirs throughout the Middle East and other international petroleum provinces. Core’s multi-year effort to develop game-changing technology is directly tied to the expected increase in horizontal well developments worldwide over the next decade.

Core has also developed KODIAK Enhanced Perforating SystemsTM ("KODIAK") energetic technology, which combines the Company's HERO® High Efficiency Reservoir Optimization perforating charges, now API-certified as the industry's deepest penetrating perforating charges, with proprietary accelerator propellant pellets to boost the effectiveness of the perforating/stimulating event. The detonation of the perforating charge initiates a complex, sequentially oxidizing reaction of the solid rocket fuel pellets, thereby generating a high-pressure pulse of gases. This pulse initiates and propagates fractures ("mini-fracs") into the unconventional reservoir sequence, allowing for cleaner perforation tunnels, improvement of stimulant/proppant injection, and increased hydrocarbon production. Moreover, the propellant-activated mini-frac can potentially reduce the frac breakdown pressure of the reservoir. Lowering the formation frac breakdown pressure should, in turn, reduce the amount of compressive horsepower needed at the surface, thereby lowering frac stimulation costs.

The Company believes that its completion technologies create the potential to substantially increase reservoir performance, while reducing completion and stimulation costs in unconventional tight-oil developments and conventional reservoirs worldwide.

Reservoir Management

Reservoir Management operations posted fourth quarter 2013 revenue of $24,754,000 and operating income of $7,972,000, increases of 30% and 48%, respectively, over 2012 fourth quarter totals. Both revenue and operating income were all-time records for any fourth quarter.

Reservoir Management continues to have a high level of activity in its Permian Basin Projects focused on both the Delaware Basin and Midland Basin. Four more companies have joined the project, bringing the total to 61. The project is concentrating on improving reservoir characterization, fracture stimulation, production practices, and production performance of the liquids-rich reservoirs such as the Wolfcamp, Cline,

Bone Spring and other intervals. Reservoir Management also completed a large proprietary project for a potentially new unconventional play in North America.

Internationally, Reservoir Management has continued to focus on offshore and deepwater reservoir studies along the Atlantic margins and East Africa. Recently completed petroleum system projects include Pre-Salt Carbonates, Post-Salt West Africa Reservoirs, Namibia-South Africa, and Uganda. Several new multi-client projects were initiated and include Mozambique Reservoirs and Central West Africa (Senegal and Guinea Bissau).
Reservoir Management has also increased the licensing of its proprietary reservoir properties database RAPIDTM and associated “Cloud” technology. One major and two large independent oil and natural gas companies adopted the technology for their corporate software in the fourth quarter. This software and associated analytics allows the companies to access and analyze reservoir data across their systems worldwide.
CLB added to OSX

On 26 November 2013, Core Laboratories was added to the Philadelphia Oil Service Sector Index ("OSX"), which is composed of fifteen of the leading oilfield service companies, including Schlumberger, Halliburton, Baker Hughes, National Oilwell Varco, Oceaneering, Tidewater, and Oil States International, among others. The Index is designed to track the performance of a representative group of companies involved in the oilfield services sector.

When Core was added to the Index, the OSX was at 278.84 and the CLB share price was $185.37. The OSX was established on 31 December 1996 with a base of 75.00, on which day the CLB share price was $3.93. The Index is price-weighted, therefore CLB has the greatest weighting of the fifteen companies, representing about a 20% weighting of the entire OSX. Since inception, the OSX has increased almost four-fold, while CLB shares are up over 45-fold. For all of 2013, Core was the best performing stock in the OSX, up 75% for the year.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the fourth quarter of 2013, Core Laboratories generated $87,489,000 of cash from operating activities and had capital expenditures of $8,428,000, yielding over $79,061,000 in FCF. This is the highest level of quarterly FCF ever generated in Company history, as Core converted almost 29 cents of every revenue dollar into FCF.

For the full year of 2013, Core converted over 24 cents of every revenue dollar into FCF, the highest conversion rate of all major oilfield service companies. Moreover, Core's revenue-to-FCF conversion rate of over 24% is significantly greater than most of the recent operating income margins of the largest oilfield service companies. Core’s 2013 FCF exceeds 2013 net income and reached an annual record of $262,721,000, up 28% year-over-year.

The FCF in the fourth quarter 2013, along with borrowings from the Company's revolving credit facility, was used to pay $14,517,000 in cash dividends and to repurchase 376,912 shares. Core's outstanding diluted share count of 45,351,000 shares stands at a 16-plus year low. For all of 2013, Core returned over $285,858,000 to shareholders in the form of dividends totaling approximately $58,642,000 and share repurchases totaling approximately $227,216,000. In all, Core has reduced its diluted share count by over 38,000,000 shares and has returned over $1.66 billion to its shareholders via diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 11 years ago.

On 8 October 2013, the Company's Board announced a quarterly cash dividend of $0.32 per share of common stock that was paid on 20 November 2013 to shareholders of record on 18 October 2013. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 13 January 2014, the Board announced a quarterly cash dividend of $0.50 per share of common stock payable in the first quarter of 2014. This amount represents a 56.25% increase over the quarterly dividends of $0.32 per share that were paid in 2013, and if paid each quarter of 2014, it would equal a payout of $2.00 per share of common stock. The first quarter cash dividend will be payable on 21 February 2014 to shareholders of record on 24 January 2014. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update its ROIC compared with the oilfield services sector for the fourth quarter 2013 in its first quarter 2014 earnings release.

First Quarter 2014 Earnings Guidance, 2014 Outlook

Core Lab anticipates that first quarter 2014 North American activity levels will ramp up slightly from fourth quarter 2013 levels, while international activity will continue to experience moderate increases. Therefore, Core expects first quarter 2014 revenue to range between $280,000,000 and $286,000,000. Using the midpoint of revenue guidance and applying year-over-year quarterly incremental margins of 40% to 45%, first quarter 2014 EPS guidance would range from $1.43 to $1.45. FCF for the quarter is expected to be approximately $70,000,000, or greater, once again exceeding net income for the period. This operational guidance excludes any foreign currency translations or any shares that may be repurchased in the first quarter, other than those previously disclosed. A 24.0% effective tax rate is assumed for the first quarter.

This first quarter guidance reflects Core's expected ability to continue to grow year-over-year revenues above the increase in worldwide activity levels. This is evident in fourth quarter 2013 results, wherein all three of the Company's operating segments increased year-over-year quarterly revenue totals, with Reservoir Description and Production Enhancement operations posting all-time high quarterly revenue totals.

The Company's outlook for 2014 remains positive as Core projects increases in worldwide activity should support revenue growth of up to 10% and EPS growth of up to 17%. Assuming continued support from robust crude-oil prices, Core believes that it will have expanding opportunities in increasingly more established fields, newer field development projects as well as unconventional tight-oil plays. Moreover, Core believes that the emerging dynamic of oil companies returning more capital back to shareholders via increased dividends and share buybacks will weigh negatively on future exploration budgets. This will create further volatility in downward-trending exploration activity levels. Core now receives less than 15% of its revenue from exploration activities, down from over 80% two decades ago.

Consistent with its historical efforts to expand revenue beyond its clients' spending levels, the Company plans to enter fields where it currently does not have operations and to offer new technologies and additional services in 2014. These new technologies and services, such as the FLOWPROFILER and the KODIAK technologies featured in this release, will be focused on increasing the daily production and ultimate hydrocarbon recovery rates from liquids-related unconventional and conventional reservoir developments worldwide. Therefore, Core believes its business model goal of achieving a revenue growth rate of 200 to 400 basis points above the increase in the worldwide activity level remains intact, with incremental margins, between 40% and 45%, positively impacting operating margins.

Based on the anticipated increases in worldwide activity levels, Core believes that full-year 2014 revenue will range between approximately $1,160,000,000 and $1,181,000,000, with full-year EPS ranging from approximately $6.00, applying 40% full year-over-year incremental margins to the lower projected revenue level, to approximately $6.25, applying 45% full year-over-year incremental margins to the higher projected revenue level. Operating income margins are expected to expand to 32%, increasing approximately 100 basis points over 2013 levels.

Core expects FCF totals to exceed $300,000,000 in 2014, with the Company's client-directed capex program to be slightly greater than in 2013 and to be more than offset by continued improvements in working capital efficiencies. The Company, once again, has significantly increased its quarterly dividend in 2014, while continuing its Share Repurchase Program, thereby expanding its Shareholder Capital Return Program.

The Company has scheduled a conference call to discuss Core's fourth quarter 2013 earnings announcement. The call will begin at 7:30 a.m. CST/2:30 p.m. CET on Thursday, 30 January 2014. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2012 Form 10-K filed on 19 February 2013, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

For more information, contact:
Richard L. Bergmark, CFO: + 1 713 328 2101
Chris Hill, Investor Relations: + 1 713 328 6401
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	31 December 2013	31 December 2012	31 December 2013	31 December 2012
	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$276,279	$254,455	$1,073,508	$981,080

OPERATING EXPENSES:
Costs of services and sales	168,393	160,958	662,968	621,819
General and administrative expenses	13,660	12,302	51,988	43,185
Depreciation and amortization	6,729	5,498	25,471	22,917
Other (income) expense, net	(420)	(171)	(338)	(4,121)

OPERATING INCOME	87,917	75,868	333,419	297,280
Interest expense	2,483	2,292	9,317	8,820

INCOME BEFORE INCOME TAX EXPENSE	85,434	73,576	324,102	288,460
INCOME TAX EXPENSE	20,718	18,394	80,908	71,848
NET INCOME	64,716	55,182	243,194	216,612
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(8)	381	383	541
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$64,724	$54,801	$242,811	$216,071

Diluted Earnings Per Share:	$1.42	$1.17	$5.28	$4.54

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	45,517	46,857	45,994	47,553

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$136,251	$128,805	$522,251	$495,529
Production Enhancement	115,274	106,641	452,415	403,792
Reservoir Management	24,754	19,009	98,842	81,759
Total	$276,279	$254,455	$1,073,508	$981,080

Operating income (loss):
Reservoir Description	$38,631	$37,231	$146,338	$144,502
Production Enhancement	40,954	33,168	154,715	128,602
Reservoir Management	7,718	5,371	31,555	26,428
Corporate and other	614	98	811	(2,252)
Total	$87,917	$75,868	$333,419	$297,280

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 December 2013	31 December 2012
	(Unaudited)
Cash and Cash Equivalents	$25,088	$19,226
Accounts Receivable, net	201,322	184,774
Inventory	46,821	49,265
Other Current Assets	30,637	43,642
Total Current Assets	303,868	296,907

Property, Plant and Equipment, net	138,824	125,418
Intangibles, Goodwill and Other Long Term Assets, net	218,318	214,191
Total Assets	$661,010	$636,516

LIABILITIES AND EQUITY:

Accounts Payable	$50,821	$55,168
Other Current Liabilities	84,954	85,342
Total Current Liabilities	135,775	140,510

Long-Term Debt & Lease Obligations	$267,002	$234,033
Other Long-Term Liabilities	88,844	74,060

Total Equity	169,389	187,913
Total Liabilities and Equity	$661,010	$636,516

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Twelve Months Ended
31 December 2013

CASH FLOWS FROM OPERATING ACTIVITIES	$298,137

CASH FLOWS FROM INVESTING ACTIVITIES	(43,198)

CASH FLOWS FROM FINANCING ACTIVITIES	(249,077)

NET CHANGE IN CASH AND CASH EQUIVALENTS	5,862
CASH AND CASH EQUIVALENTS, beginning of period	19,226
CASH AND CASH EQUIVALENTS, end of period	$25,088

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2013	31 December 2013	31 December 2012

Operating income	$87,917	$333,419	$297,280
Foreign exchange losses	1,299	4,339	—
Legal entity realignment	—	—	1,860
NYSE Euronext listing-related costs	—	—	923
Gain from insurance settlement	(736)	(1,611)	(4,490)
Operating income excluding specific items	$88,480	$336,147	$295,573

	Three Months Ended 31 December 2013
	Reservoir Description	Production Enhancement	Reservoir Management

Operating income	$38,631	$40,954	$7,718
Gain from insurance settlement	(736)	—	—
Foreign exchange losses	350	560	254
Operating income excluding specific items	$38,245	$41,514	$7,972

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2013	31 December 2013	31 December 2012

Net income	$64,724	$242,811	$216,071
Foreign exchange losses (net of tax)	984	3,254	—
Legal entity realignment (net of tax)	—	—	1,397
NYSE Euronext listing-related costs	—	—	693
Gain from insurance settlement (net of tax)	(558)	(1,208)	(3,372)
Impact of lower effective tax rate	(214)	—	—
Net income excluding specific items	$64,936	$244,857	$214,789

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	31 December 2013	31 December 2013	31 December 2012

Earnings per diluted share	$1.42	$5.28	$4.54
Foreign exchange losses (net of tax)	0.02	0.07	—
Legal entity realignment (net of tax)	—	—	0.03
NYSE Euronext listing-related costs	—	—	0.02
Gain from insurance settlement (net of tax)	(0.01)	(0.03)	(0.07)
Impact of lower effective tax rate	—	—	—
Earnings per diluted share excluding specific items	$1.43	$5.32	$4.52

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months	Twelve Months
	Ended	Ended
	31 December 2013	31 December 2013

Net cash provided by operating activities	$87,489	$298,137
Less: capital expenditures	(8,428)	(35,416)
Free cash flow	$79,061	$262,721

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